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                                                                    EXHIBIT 8(d)

                                 August 21, 2003

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

  Re: Administration Agreement dated June 6, 1994 by and between Martin Currie Business Trust and State Street Bank and Trust Company, as amended (the "Agreement")
        ------------------------------------------------------------------------

Ladies and Gentlemen:

     Martin Currie Business Trust (the "Trust") hereby notifies you pursuant to
Section 13 of the Agreement that it has established two additional series of shares, namely, the "MCBT Global Equity Fund" and the "MCBT Greater China Fund" (collectively, the "New Funds"). The Trust desires that you serve as administrator for each of the New Funds under the terms of the Agreement.

     If you agree to so serve as administrator for each of the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each of the New Funds shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement between the Trust and you in accordance with its terms.

                                 Very truly yours,

                                 MARTIN CURRIE BUSINESS TRUST


                                 By:  /s/    Timothy J.D. Hall
                                    -------------------------------
                                      Name:  Timothy J.D. Hall
                                      Title: President

The foregoing is hereby
accepted and agreed.

STATE STREET BANK AND TRUST COMPANY


By:  /s/ Janine L. Cohen
   -------------------------------
     Name: Janine L. Cohen
     Title: Sr. Vice President